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                                                                       EXHIBIT A

                            CERTIFICATE OF AMENDMENT
                                     OF THE
                          CERTIFICATE OF INCORPORATION
                                       OF
                                  RADYNE CORP.
               Under Section 805 of the Business Corporation Law

    Pursuant to the provisions of Section 805 of the Business Corporation Law, the undersigned, being the President and the Secretary of the corporation, hereby certify as follows:

    FIRST: The name of the corporation is: Radyne Corp.

    SECOND: The date when the certificate of incorporation was filed by the Department of State is the 25th day of November, 1980.

    THIRD: The certificate of incorporation is amended to effect the following amendments:

    1. As permitted by Sections 903, 909 and 913 of the Business Corporation Law, Paragraph NINTH, prescribing a majority of the votes of all outstanding shares entitled to vote thereon as the required vote for adoption or approval of a plan of merger or consolidation, a sale, lease, exchange or other disposition of all or substantially all of the assets of the corporation or a plan for binding share exchanges, is added to the certificate of incorporation to read as follows:

        "NINTH: By an affirmative vote of the holders of a majority of all outstanding shares entitled to vote thereon, (i) a plan of merger or consolidation in which the corporation would be a constituent corporation may be adopted by the shareholders of the corporation as provided in Section 903 of the Business Corporation Law, (ii) a sale, lease, exchange or other disposition of all or substantially all of the assets of the corporation may be approved by the shareholders of the corporation, and the shareholders of the corporation may fix, or may authorize the board of directors of the corporation to fix, any of the terms and conditions of such sale, lease, exchange or other disposition and the consideration to be received by the corporation therefor, as provided in Section 909 of the Business Corporation Law, or (iii) a plan of exchange in which the corporation would be the subject corporation, within the meaning of Section 913 of the Business Corporation Law, may be adopted by the shareholders of the corporation as provided in paragraph (c) of Section 913 of the Business Corporation Law."

    2. As permitted by Section 615 of the Business Corporation Law, Paragraph TENTH, permitting the shareholders of the corporation under certain circumstances to take action on the written consent of the holders of less than all of the outstanding shares, is added to the certificate of incorporation to read as follows:

        "TENTH: Whenever the shareholders are required or permitted to take any action by vote, such action may be taken without a meeting on written consent, setting forth the action so taken, signed by the holders of outstanding shares having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted; provided that no such written consent shall be effective unless written consents signed by a sufficient number of holders to take action are delivered to the corporation within the time, and in the manner, required by paragraph (b) of Section 615 of the Business Corporation Law."

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    FOURTH: This certificate of amendment of the certificate of incorporation was authorized by an affirmative vote of the holders of a majority of all outstanding shares entitled to vote thereon, at a meeting of shareholders subsequent to the affirmative vote of the board of directors of the corporation.

    IN WITNESS WHEREOF, we hereunto sign our names and affirm that the statements made herein are true under the penalties of perjury, this 5th day of May, 1998.

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
                                              RADYNE CORP.

                                              ------------------------------------------------
                                                             Robert C. Fitting,
                                                                 PRESIDENT

                                              ------------------------------------------------
                                                                Garry Kline,
                                                                 SECRETARY
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